Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107500, 333-117678, 333-159057 and 333-213630) pertaining to the Danaher Corporation & Subsidiaries Retirement & Savings Plan of our report dated June 5, 2017, with respect to the financial statements and schedule of the Danaher Corporation & Subsidiaries Retirement & Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Tysons, Virginia
June 5, 2017